                                                                  EXHIBIT (e)(4)


                           CHANGE IN CONTROL AGREEMENT

         This Agreement, dated ___________ is made by and between _____________ (hereinafter referred to as "Executive") and Xircom, Inc. (hereinafter referred to as the "Company"), a corporation organized under the laws of the State of California.

                                 R E C I T A L S

         WHEREAS, the Board of Directors of the Company (the "Board of Directors") has determined that it is in the best interests of the Company and its shareholders that appropriate steps should be taken to reinforce and encourage the continued dedication of Executive to Executive's assigned duties without distraction in case of potentially disturbing circumstances arising from the possibility of a Change in Control of the Company, as defined in Section 1.2 herein;

         WHEREAS, in order to induce Executive to remain in the employ of the Company and to induce Executive to give Executive's continued attention and dedication to Executive's assigned duties in the event of a Change in Control of the Company, as defined in Section 1.2 herein, the Company desires to provide Executive with certain benefits and inducements, as set forth herein;

         WHEREAS, Executive covenants and agrees to perform Executive's assigned duties with continued attention and dedication in the event of a Change in Control of the Company, as defined in Section 1.2 herein;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the Company and Executive do hereby agree as follows:

                                   SECTION 1
                                  DEFINITIONS

         Whenever the following terms are used in this Agreement, they shall have the meaning specified below for the purposes of this Agreement, and no other, unless the context clearly indicates to the contrary. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates. The following definitions shall not apply for determining the meaning of the following terms as such terms may be used in any other agreement, plan, policy or program to which the Company is a party unless such definition is expressly adopted in writing for such purpose.

         SECTION 1.1 CAUSE.

         "Cause" shall mean termination of employment with the Company upon the occurrence of one or more acts of willful misconduct or willful failure to substantially perform assigned duties for the Company (other than for the reason of physical or mental illness) if such failure or misconduct, taken as a whole, is materially damaging or materially detrimental to the Company, as determined in good faith by the Board of Directors.

         SECTION 1.2 CHANGE IN CONTROL.

            a. A "Change in Control" shall be deemed under this Agreement to have occurred upon either of the following events:

                (1) any "person" (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) is or becomes, directly or indirectly, the "beneficial owner" (as defined in Rule 13d-3 promulgated under the 1934 Act) of securities of the Company representing greater than 50% of the combined voting power of the Company's then outstanding securities; or

                (2) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter.

         SECTION 1.3 COMPANY.

         "Company" shall mean Xircom, Inc., its subsidiaries and affiliates, and any successor to its business, whether direct or indirect, by purchase of securities, merger, consolidation, or purchase of all or substantially all of the Company's assets or otherwise.

         SECTION 1.4 DATE OF TERMINATION.

         "Date of Termination" shall mean (i) in the case of Executive's termination of employment by the Company for Disability (as defined in Section
1.5 herein), fifteen (15) days after Notice of Termination (as defined in
Section 1.7 herein) is given, provided that Executive shall not have returned to the performance of Executive's assigned duties on a full-time basis during such fifteen (15)-day period; or (ii) in the case of termination of Executive's employment by the Company for Cause (as defined in Section 1.2 herein), or by Executive for Good Reason (as defined in Section 1.6 herein) or for any other reason, the date specified in the Notice of Termination, which date shall not be less than thirty
(30) days after the date of such Notice of Termination is given.

         SECTION 1.5 DISABILITY.

         "Disability" shall mean Executive's inability to perform assigned duties for the Company on a full-time basis as a result of incapacity due to medically documented physical or mental illness. Written Notice of Termination for the reason of Disability may not be given prior to the expiration of a twelve (12)-month period of Disability nor prior to receipt of medical documentation that Executive's incapacity is permanent.

         SECTION 1.6 GOOD REASON.

         "Good Reason" shall mean the occurrence of any of the following events after a Change in Control without Executive's express written consent: (i) the assignment to Executive of duties which are wholly and clearly inconsistent with the position and status of an executive of the Company, or a substantial alteration in the nature, status or prestige of Executive's responsibilities from those in effect immediately prior to a Change in Control; or (ii) a reduction of Executive's annual base salary as in effect on the effective date hereto or as such annual base salary may be increased from time to time, except for across-the-board salary reductions similarly affecting all executives of the Company and all executives of any "person" in control of the Company; or (iii) a reduction in or elimination of Executive's eligibility to participate on a level equal to other officers or executives of the Company of comparable position or grade in such bonus or incentive compensation programs or plans as may be approved from time to time by the Board of Directors, except for (A) an across-the-board reduction in or elimination of any such plan or program which similarly affects all executives of the Company and all executives of any "person" in control of the Company, or (B) the payment of a lesser bonus compared to prior years as a result of the failure of the Company to achieve performance versus Company financial performance targets; or (iv) the reassignment of Executive to a location more than thirty five (35) miles from Executive's current principal place of performance of services for the Company (except for required travel on Company business to an extent substantially consistent with Executive's travel obligations existing at the effective date of the agreement); (v) the failure of the Company to obtain a satisfactory agreement from any successor to the business of the Company (whether by purchase of voting securities or by purchase of all or substantially all of the assets of the Company) to assume and perform under the terms of this Agreement; or (vi) any purported termination of the employment of Executive by the Company which is not affected according to the requirements of a Notice of Termination as defined in Section 1.7 herein.

         SECTION 1.7 NOTICE OF TERMINATION.

         "Notice of Termination" shall mean a notice, in writing, between Executive and the Company, communicated in accordance with Section 4.2 herein, which indicates the specific termination provision enumerated in this Agreement relied upon, and which sets forth in reasonable detail the facts and circumstances alleged to provide a basis for termination of Executive's employment with the Company.

         SECTION 1.8 SEVERANCE PAYMENT.

            a. "Severance Payment" shall mean a single lump sum payment delivered to Executive within thirty (30) days after the Date of Termination equal the percentage noted in Section 1.8 b. below of the sum of the following amounts:

                (i) Executive's highest annual base salary in effect at any time prior to Executive's termination, plus

                (ii) The highest aggregate amount included by the Company on Executive's form W-2 for fringe benefits provided in any of the three (3) calendar years prior to this termination, "fringe benefits" being automobile allowance and other benefits not otherwise described in this Section 1.8 or
Section 1.9, plus

                (iii) Executive's highest bonus for any of the three (3) full fiscal years of the Company immediately preceding Executive's termination, plus

                (iv) An amount equal to the employer contribution made for Executive's benefit under all pension, profit sharing and similar employee benefit plans of the Company for the last fiscal year of the Company ending prior to the Change in Control.

            b. If the Date of Termination occurs within the first 12 months following the Change in Control, the Severance Payment shall be an amount equal to 100% of the sums noted above. If the Date of Termination occurs within months 13-24 following the Change in Control, the Severance Payment shall be an amount equal to 50% of the sums noted above. If the Date of Termination occurs after the end of month 24 following the Change in Control, no amounts will be payable to Executive under this Agreement as a Severance Payment.

         SECTION 1.9 INSURANCE BENEFITS.

         "Insurance Benefits" shall mean the right of Executive to participate fully, for a period following the Date of Termination of (i) twelve (12) months, if the Date of Termination occurs within the first 12 months following the Change in Control, or (ii) six (6) months, if the Date of Termination occurs within months 13-24 following the Change in Control, in all life insurance plans, accident, medical/health plans and other welfare plans, maintained or sponsored by the Company immediately prior to the Change in Control, or to receive substantially equivalent coverage (or the full value thereof in cash) from the Company.

         SECTION 1.10 STOCK OPTIONS AND RIGHTS.

         The terms "Option", "Option Agreement" and "Right" shall have the same meaning as provided in applicable sections of the Xircom, Inc. 1992 Stock Option Plan, 1995 Stock Option Plan, and/or 2000 Stock Option Plan, as any such plan has been and may in the future be amended, modified, or superseded, from time to time.

         SECTION 1.11 OUTPLACEMENT SERVICE.

         "Outplacement Services" shall mean the right to receive, for a period following the Date of Termination of (i) twelve (12) months, if the Date of Termination occurs within the first 12 months following the Change in Control, or (ii) six (6) months, if the Date of Termination occurs within months 13-24 following the Change in Control, full executive level outplacement services from a nationally recognized provider of executive outplacement services. Such service provider shall be reasonably acceptable to Executive, and services are to be provided to Executive from the local office of the service provider located in such geographic location as may be selected by Executive. Should Executive decline such services, elect not to use such services, or find continuation of such services no longer necessary, Executive shall not have any right to receive the full value equivalent of such service (or any remainder value for services which have been discontinued by Executive) in cash. Executive will retain the right to change providers of service in the event of a bona fide dissatisfaction on the part of Executive with the quality of services, provided that Executive shall have first notified the Company of the basis for such dissatisfaction and the Company and the service provider shall have been unable, to Executive's reasonable satisfaction, to remedy the cause of Executive's dissatisfaction with the services provided.

                                   SECTION 2
                               TERM OF AGREEMENT

         SECTION 2.1 TERM.

         This Agreement shall remain in effect through the end of the fiscal year of the Company in which this Agreement is first made; provided, however, that on each October 1 thereafter, the term of this Agreement shall automatically be extended for one (1) year unless, not later than July 31 of the preceding year, the Company shall have given Executive notice that it does not desire to extend the term of this Agreement; and provided, further, that if a Change in Control shall have occurred during the Agreement, then, notwithstanding such notice by the Company not to extend, this Agreement shall continue in effect for the lesser of (i) a period of thirty-six (36) months beyond the then scheduled expiration of this Agreement, or (ii) a period ending on the date of Executive's death.

                                    SECTION 3
                                    BENEFITS

         SECTION 3.1 WHEN BENEFITS PAYABLE.

         Except for acceleration of certain Options and Rights as provided in
Section 3.2 below, no benefits shall be payable under this Agreement and the provisions of this Agreement shall be of no force or effect unless (i) there shall have been a Change in Control, and (2) Executive's employment with the Company shall have been terminated after the Change in Control during the term of this Agreement or Executive shall have incurred a Disability after the Change in Control during the term of this Agreement.

         SECTION 3.2 ACCELERATION OF OPTIONS OR RIGHTS INDEPENDENT OF TERMINATION OF EMPLOYMENT

         Upon the occurrence of a Change in Control, and independent of and unrelated to any other actions following the Change in Control which may affect Executive's employment with the Company, Executive shall be entitled to acceleration of up to twelve (12) months vesting of then existing Company Options or Rights. A lesser period of acceleration, as required to provide for 100% vesting of a given Option or Right, will apply to any then existing Option or Right which by its terms as of the Change in Control has less than twelve
(12) months remaining before Executive becomes 100% vested in such Option or Grant.

         SECTION 3.3 BENEFITS UPON DISABILITY.

         In the event that Executive shall incur a Disability within three (3) years after a Change in Control during the term of this Agreement, and regardless of whether such Disability results in the termination of Executive's employment, Executive shall be entitled to the same salary, salary continuation, and other benefits in accordance with the Company's disability policy as in effect immediately prior to such Change in Control.

         SECTION 3.4 BENEFITS UPON TERMINATION FOR CAUSE.

         In the event that Executive's employment with the Company is terminated for Cause after a Change in Control during the term of this Agreement, Executive shall receive Executive's full base salary as earned through the Date of Termination at the rate in effect at the time Notice of Termination is given. Following payment of said amount, the Company shall have no further obligations to Executive under this Agreement.

         SECTION 3.5 BENEFITS UPON TERMINATION OTHER THAN FOR CAUSE OR
                     DISABILITY; OR TERMINATION FOR GOOD REASON.

         In the event that Executive's employment with the Company is terminated after a Change in Control during the term of this Agreement (i) by the Company for any reason other than for Cause or Disability or (ii) by Executive for Good Reason, Executive shall be entitled to receive each of the following:

            a. Executive's full base salary as earned through the Date of Termination.

            b. In consideration of Executive's prior services and the performance of Executive's obligations under this Agreement, the Severance Payment, Insurance Benefits and Outplacement Service.

            c. In further consideration of Executive's prior services and performance of Executive's obligations under this Agreement, acceleration of vesting of certain Options and Rights under then existing grants under an Option Agreement. Vesting will be accelerated for those Options and Rights that, but for Executive's Termination, would have continued to vest according to the vesting schedule provided in Executive's Option Agreement(s) during, as applicable depending upon when Termination shall have occurred, the six (6) months or twelve (12) months following the Date of Termination. The accelerated vesting period shall be up to twelve (12) months if the Date of Termination occurs within twelve (12) months following the Change of Control and up to six
(6) months if the Date of Termination occurs in months 13-24 following the Change of Control. A lesser period of acceleration, as required to provide for 100% vesting of the given Option or Right, will apply to any then existing Option or Right which by its terms as of the Date of Termination has less than the applicable period of acceleration remaining before Executive becomes 100% vested in such Option or Grant. Other than to provide for the acceleration of vesting of certain Options and Rights specified in this Section 3.5.c., the other terms and conditions of Executive's Option Agreement(s) remain unaffected by this Agreement, and nothing in this Section 3.5.c. shall operate to alter any other terms or conditions of any Option or Right.

         SECTION 3.6 NO MITIGATION.

         Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced or offset by any compensation earned by Executive as a result of employment with another employer or by retirement benefits after the Date of Termination or otherwise.

         SECTION 3.7 LIMITATION ON BENEFITS.

         Notwithstanding any other provision of this Agreement, the payments or benefits to which Executive will be entitled under this Agreement will be reduced to the extent necessary so that Executive will not be liable for any federal excise tax levied on certain "excess parachute payments" under Section 4999 of the Internal Revenue Code, and to any further extent necessary to prevent the deniability of any deduction for the Company under Section 280G of the Code.

                                    SECTION 4
                                  MISCELLANEOUS

         SECTION 4.1 SUCCESSORS; BINDING AGREEMENT.

         The Company will require any successor (whether direct or indirect, by purchase, merger, conversion, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement without any change in its terms or conditions. Failure of the Company to obtain such assumption agreement prior to the effectiveness of any succession shall be a breach of this Agreement and shall entitle Executive to compensation, benefits and acceleration of Options and Rights from the Company in the same amount and on the same terms to which he would be entitled if a Date of Termination had occurred within the first 12 months following the Change of Control and such assumption agreement had been obtained. Compensation, benefits, Options and Rights under this Section 4.1 shall be net of the value of all compensation, benefits, Options and Rights received by Executive from any successor. For purposes of implementing the foregoing, the date of which any such succession becomes effective shall be deemed the Date of Termination.

         SECTION 4.2 NOTICE.

         Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been received when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth at the end of this Agreement; provided that all notices to the Company shall be directed to the attention of the Board of Directors with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         SECTION 4.3 NO WAIVER.

         No provision of this Agreement may be modified, waived or discharged unless in writing and signed by Executive and such Officer of the Company as may be specifically designated or authorized by the Board of Directors or by a Committee of the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         SECTION 4.4 RIGHT TO TERMINATE EMPLOYMENT.

         Nothing in this Agreement shall, prior to a Change in Control, confer upon Executive any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge Executive at any time for any reason whatsoever with or without cause.

         SECTION 4.5 ENTIRE AGREEMENT.

         No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement and this Agreement constitutes the entire agreement of the parties.

         SECTION 4.6 CONTROLLING LAW.

         The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

         SECTION 4.7 INVALID PROVISION.

         The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         SECTION 4.8 ARBITRATION.

         If Executive's employment is alleged to be terminated for Cause, if Executive's right to resign for Good Reason is disputed, or if any other dispute arises between the parties pertaining to or arising from this Agreement, either party may initiate binding arbitration in Ventura County, California, before a single neutral arbitrator in accordance with California arbitration procedure (Cal. Code Civ. Proc. Section 1280 et seq.) and the National Rules For The Resolution Of Employment Disputes of the American Arbitration Association. The arbitrator shall render a written award which shall include conclusions and specific allocations in concert with the provisions of Section 4.9 below regarding allocation and award of costs, expenses, and legal fees incurred by Executive in relation to any such proceeding.

Judgment upon the award rendered by the arbitrator shall be final and may be entered in any court having jurisdiction. The Company shall pay:

            a. The arbitrator's fees and other administrative costs and expenses of the arbitration proceeding, and

            b. Executive's attorney fees, if authorized pursuant to the provisions of Section 4.9 below, and

            c. Interest to Executive on any amounts ultimately found to be due to Executive hereunder during any period of time that such amounts are withheld pending arbitration. Such interest will be at the Applicable Federal Rate for short term obligations, as that rate may adjust during the period of time that such amounts are withheld from Executive.

         SECTION 4.9 EXPENSES.

         It is the intent of the Company that the Executive not be required to incur any expenses associated with the successful enforcement or defense of Executive's rights under this Agreement by legal action or arbitration proceedings because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. The Company also intends that it shall bear the cost of arbitration or legal proceedings that are initiated by the Company in an attempt to deny the benefits of this Agreement to Executive, unless such denial follows the justifiable termination of Executive for cause. Accordingly, (i) if Executive secures an award or judgment which rules or determines that the Company has failed to comply with any of its obligations under this Agreement, or (ii) if the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any legal action or arbitration proceeding designed to deny Executive, or to recover from him, the benefits intended to be provided hereunder, then the Company irrevocably authorizes Executive from time to time to retain counsel of Executive's choice, at the expense of the Company as hereafter provided, to represent Executive in connection with any and all actions and proceedings, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, which may adversely affect Executive's rights under this Agreement, unless the denial of benefits is due to the termination of Executive for cause. Without limiting the effect of paragraph 4.8 above, or of the foregoing provisions of this paragraph, the Company shall pay or cause to be paid and shall be solely responsible for any and all attorneys and related fees and expenses incurred by Executive as a result of the Company's failure to perform under this Agreement.

         SECTION 4.10 WITHHOLDING.

         All payments required to be made by the Company hereunder to Executive or Executive's dependents, beneficiaries or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.

         SECTION 4.11 NO ASSIGNMENT.

         No right or interest to or in any payments shall be assignable by Executive; provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after Executive's death and shall not preclude the legal representative of Executive's estate from assigning any right hereunder to the person or persons entitled thereto under Executive's will or trust, or in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to Executive's estate. The term "beneficiaries" as used in this Agreement shall mean a beneficiary or beneficiaries so designated to receive any such amount, or if no beneficiary has been so designated, the legal representative of the Executive's estate.

         Company and Executive have each caused this Agreement to be duly executed and delivered as of the date set forth above.

XIRCOM, INC.                                  EXECUTIVE

By:                                           By:
    -------------------------------------         ------------------------------
    Dirk I. Gates, President                      Signature

By:
    -------------------------------------         ------------------------------
    Randall H. Holliday,                          Address
    Secretary
                                                  ------------------------------
                                                  City, State, Zip Code
2300 Corporate Center Drive
Thousand Oaks, CA 91320-1420

                           CHANGE IN CONTROL AGREEMENT
                                    ADDENDUM


Pursuant to authorization granted by the Compensation Committee of the Board of Directors of Xircom, Inc., as regards special circumstances which may arise for an Executive who is a resident of a jurisdiction outside of the United States of America, the Change in Control Agreement ("Agreement") entered into effective ________, 19__, by and between _______________________ (hereinafter referred to as "Executive") and Xircom, Inc. (hereinafter referred to as the "Company"), a corporation organized under the laws of the State of California, is amended and supplemented as follows:

         1. Notwithstanding any other term or condition contained in the Agreement to the contrary, nothing contained in the Agreement will operate or be interpreted to supersede or negate any rights or entitlements as may be granted or available to Executive under the laws of the jurisdiction of Executive's residence to compensation or benefits in the event Executive's employment with the Company is terminated after a Change in Control during the term of this Agreement (i) by the Company for any reason other than for Cause or Disability or (ii) by Executive for Good Reason. In circumstances where Executive may be entitled under the law of the jurisdiction of Executive's residence to a benefit or compensation greater or more advantageous to Executive than that provided to Executive under the Agreement in the event Executive's employment with the Company is terminated after a Change in Control during the term of this Agreement (i) by the Company for any reason other than for Cause or Disability or (ii) by Executive for Good Reason, Executive shall be entitled to elect to receive, in lieu of and as substitution for the applicable benefit or compensation provided for under the Agreement, the greater benefit or compensation as provided for under the applicable law of Executive's jurisdiction of residence. Nothing contained in this Addendum shall operate or be interpreted to provide Executive with the opportunity or right to collect or receive double compensation or benefits through both the Agreement and the local law of the jurisdiction of Executive's residence under any applicable situation in which the local law of Executive's jurisdiction of residence is considered to provide for a greater benefit or compensation than that provided for under the Agreement.

         2. All definitions and capitalized terms used in this Addendum will have the same meaning as provided for in the Agreement.

         3. Except as expressly modified, amended, and supplemented by this Addendum, the Agreement remains in full force and effect.


XIRCOM, INC.                                EXECUTIVE

By:                                         By:
   -------------------------------------        --------------------------------
   Dirk I. Gates, President                     Signature

By:
    ------------------------------------        --------------------------------
        Randall H. Holliday,                    Address
        Secretary
                                                --------------------------------
                                                City, State, Zip Code

2300 Corporate Center Drive
Thousand Oaks, CA 91320-1420